EXHIBIT 10.5

                                LICENSE AGREEMENT


          THIS AGREEMENT, made and entered into as of the 1st day of January 1997, by and between HACHETTE FILIPACCHI PRESSE (hereinafter referred to as "Licensor") having an address c/o Hachette Filipacchi Magazines, Inc. of 1633 Broadway, New York, New York 10019, and T.K. MAB INCORPORATED of 3745 Overland Avenue, Los Angeles, California 90034 (hereinafter referred to as "Company");

                                   WITNESSETH:

          WHEREAS, Licensor is the owner of the ELLE trademark and owns all rights therein, and is exclusively entitled to license the rights to manufacture and sell merchandise identified with the "Licensed Property," as hereinafter defined; and

          WHEREAS, ELLE magazine is published in the United States by Elle Publishing L.P. under license from Licensor; and

          WHEREAS, Company desires to obtain from Licensor a license to manufacture and sell certain articles using the Licensed Property;

          NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

          Article I. Definitions. For purposes of this Agreement the following definitions shall apply:

          (a) "Products" shall mean those articles of merchandise grouped into categories, as follows:

               i) "Ladies' swimwear" consisting of one-piece and two-piece ladies' swimwear designed and manufactured expressly for swimming (hereinafter referred to as "Swimwear Products");

               ii) "Ladies' swimwear coverups" consisting of casual tops designed using fabrics, colors and styles which are similar to and coordinate with "Ladies' swimwear" (defined immediately above) and which are sold together with such "Ladies' swimwear" in the swimwear sales area (hereinafter referred to as "Coverup Products"); and

               iii) "Activewear" consisting of sweatsuits, fleece tops and bottoms, sweatshirts, t-shirts, exercise tights and leotards, long sleeve and short sleeve knit tops and coordinated knit wear, and all articles of clothing (not including any articles of footwear, socks or hosiery) appropriate to be worn while participating in exercise activity (hereinafter referred to as "Activewear Products").

                    (b) "Licensed Products" shall mean all Products manufactured by or on behalf of Company which are identified with the Licensed Property or which are sold to consumers in a container or packaging which incorporates the Licensed Property. Licensed Products consisting of "Swimwear Products" are hereinafter referred to as "Category A Products" and Licensed Products which consist of "Coverup Products" and "Activewear Products" are hereinafter collectively referred to as "Category B Products."

                    (c) "Territory" shall mean the United States of America, its territories and possessions, and Canada, subject to the provisions set forth in Article II (d) below.

                    (d) "Licensed Property" shall mean and be limited to the
               name, logo and identification of ELLE Magazine.

                    (e) "Initial Period" shall mean that period of time which
               shall be deemed to have commenced January 1, 1997 and which shall continue until December 31, 1999.

                    (f) "Renewal Period" shall mean that period of time
               commencing on January 1, 2000, and continuing until December 31, 2002.

                    (g) "Contract Period" shall mean the Initial Period and, if this Agreement is renewed in accordance with Article VII below, the Renewal Period, collectively.

                    (h) "Contract Year" shall mean a period of twelve (12)
               successive months commencing on any first day of January during the Contract Period.

          Article II. Grant of Rights. (a) Licensor hereby grants to Company, during the term of the Contract Period, subject to all of the terms and conditions set forth in this Agreement, those rights to the Licensed Property as are set forth in Section A of the attached Standard Terms and Conditions.

          (b) Company hereby agrees that Company shall distribute and sell Licensed Products only through department stores, mail order catalogues and specialty apparel stores located in the Contract Territory. Company agrees, in particular, that Company shall not distribute or sell Licensed Products through any chain of mass market general retail stores (which for these purposes shall include JC Penney) or through liquidation stores, or by sales through discount merchandisers. If Company desires to conduct end-of-season inventory clearance sales through any retail outlet which does not regularly sell Licensed Products in-season, then Company shall request Licensor's advance written approval of the particular retail outlet at which Company proposes to conduct such end-of-season inventory clearance sales.

          (c) Company agrees that Company shall distribute and sell Coverup Licensed Products only in association with Swimwear Licensed Products (in the swimwear sales area of the relevant retail sales location).

          (d) The definition of the "Territory" as set forth above shall exclude Guam, Saipan, and duty-free sales locations. Company agrees that Company will not distribute or sell Licensed Products through duty-free retailers, including without limitation those retailers listed in Exhibit A. "Duty Free" shall be defined as:

               i) duty and tax free shops in the International areas (across the border) of ports and airports, duty and tax free pre-order counters of ports and airports,

               ii) duty and tax free on board sales, duty and tax free mail order catalogues managed by airlines or duty free operators, and

               iii) outlets managed downtown by major duty free operators, of which the list is attached as Exhibit A (and as amended in writing from time to time by mutual agreement between the parties).

          (e) Company acknowledges that the foregoing rights shall not include the right of Company to print, publish or distribute any mail order catalogue identified as an "ELLE" catalogue.

          Article III. Guaranteed Minimum Royalty. As compensation to Licensor for the grant to Company of the above rights, Company shall pay to Licensor, in the manner set forth in Section G of the attached Standard Terms and Conditions, with respect to each Contract Year during the Contract Period, and with respect to each separate "Category" of Licensed Products, guaranteed minimum annual royalties as follows:

                               Guaranteed Royalty
                              Category A                   Category B
         Contract Year         Products                     Products

            First              US$25,000                     US$125,000
            Second             US$35,000                     US$150,000
            Third              US$45,000                     US$200,000

                    If renewed pursuant to Article VII below

           Fourth               US$50,000                    US$250,000
           Fifth                US$50,000                    US$300,000
           Sixth                US$50,000                    US$350,000

The guaranteed minimum annual royalty for each Contract Year shall be payable in four equal annual installments due on or before January 31, April 30, July 31 and October 31 during each Contract Year.

          Article IV. Earned Royalty. As compensation to Licensor for the rights hereinbefore granted, Company agrees to pay to Licensor an earned royalty at the rate of six percent (6%) of the "Net Wholesale Sales" (as that term is defined in the attached Standard Terms and Conditions) of all Licensed Products sold hereunder by Company during each Contract Year; provided, however, that the full amount of the guaranteed minimum annual royalty which is payable by Company to Licensor pursuant to Article III above which is applicable to the relevant Contract Year, and to the particular Category of Licensed Products, shall first be credited against the payment of any earned royalties with respect to sales of Licensed Products within the relevant Category made during such Contract Year. No part of any guaranteed minimum annual royalty shall be carried forward (or back) as a credit from one Contract Year to another, nor shall any be carried over as a credit from one category of Licensed Products to another. Earned royalties shall be payable within thirty (30) days following the end of each calendar year quarter with respect to sales made during such calendar year quarter.

          Article V. Identified Retailers. At any time during the Contract Period, Licensor shall have the right, upon written notice to Company, to require company to discontinue further or additional sales of Licensed Products to any retailer (the "Identified Retailer") which may at that time advertise, promote and distribute Licensed Product as a retail account of Company for Licensed Products. Licensor represents, however, that Licensor shall not require Company to discontinue distributing Licensed Product to any Identified Retailer unless Licensor shall believe, in its reasonable good faith business judgment, that continued efforts to distribute and sell Licensed Products through the Identified Retailer will have the result of lessening the overall image and reputation of Licensed Products by reason of conflict (at the Identified Retailer) between sales of articles of ladies apparel (produced and sold by third parties which have advertised in ELLE magazine) and the distribution and sale of Licensed Products identified with the name and trademark of ELLE magazine.

          Article VI. Licensed Tights. Company agrees that as to all Activewear Products consisting of "exercise tights" Licensed Products (hereinafter referred to as "Licensed Tights"), Company shall advertise, distribute and sell such items only as items of sports apparel for use while participating in active sports and, as such, Company agrees that Licensed Tights shall be distributed and sold only through sports apparel departments of department stores, specialty sporting goods stores, sporting goods catalogues, and other sports specialty apparel stores. Company acknowledges and agrees that Licensor has retained the right to grant to a third party (the "Fashionwear Licensee") the right and license to use the Licensed Property throughout the Contract territory during the Contract Period in connection with the advertisement, distribution and sale of ladies tights as articles of "fashionwear" for everyday use by the consumer engaging in casual leisure-time activities. Licensor represents and agrees that such Fashionwear Licensee shall be limited to distribution and sale of such ladies tights (identified with the Property) only in the fashionwear, casual-wear and general hosiery departments of department stores, specialty apparel stores and other retail sales locations not to include sports apparel departments of any such retailers.

          Article VII. Renewal. Provided that Company is not then in default of any material obligation set forth in this Agreement, and provided that Company shall, during the Initial Period, achieve sales of Licensed Products in an amount sufficient to produce for Licensor at least US$1,000,000 in earned royalties (that is, US$1,000,000 of total earned royalties before application of any guaranteed minimum royalty as a credit; not US$1,000,000 in earned royalties in excess of the guaranteed minimum royalty); then and in such event the Contract Period of this Agreement shall be automatically renewed and extended for the Renewal Period described above. If during the Initial Period, the amount of sales of Licensed Products shall have produced less than US$1,000,000 in earned royalties (before the application of any guaranteed minimum annual royalty as a credit), then Licensor shall have the right and option, at its election, to elect to renew and extend the Contract Period of this Agreement for the Renewal Period, such option to be effective upon written notice of renewal delivered by Licensor to Company no later than the date ninety (90) days prior to the last day of the Initial Period.

          Article VIII. Liability Insurance. Company represents and warrants that the liability insurance which will be acquired and maintained by Company pursuant to Section M of the attached Standard Terms and Conditions shall be in the amount of no less than US$1,000,000 (the "Insured Coverage").

          Article IX. Non-Competition. Company agrees that during the Contract Period, Company shall not manufacture, advertise, promote, distribute or sell any one or more items of "Products" (as hereinafter defined) with the use of any name, logo or trademark which is identified with any women's fashion periodical (other than the Licensed Property as herein defined).

          Article X. Licensed Products Designs. During the twenty-four (24) month period next following the last day of the Contract Period, Company agrees it will not distribute and sell anywhere in the Territory any "collection" of ladies' swimwear which consists of swimsuits which are substantially identical in styles, designs and colors to Licensed Products distributed and sold by Company during the Contract Period.

          Article XI. Licensed Products for Use of Licensor. Company agrees that it will supply to Licensor at Licensor's offices in New York, New York, as indicated below, free of charge, and at no cost or expense, with three (3) units of each item of Licensed Products distributed and sold pursuant to this Agreement by Company. Company shall pay all delivery costs, customs duties, and any other fees or expenses in connection with the delivery of these items to Licensor.

          Article XII. Standard Terms and Conditions. This Agreement is subject to all of the provisions of the Standard Terms and Conditions which are attached to and made a part of this Agreement.

          Article XIII. Execution and Delivery Required. This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of Licensor and Company, or either of them, unless and until it has been signed by a representative of Licensor and by a representative of Company and delivery has been made of a fully signed original.

          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the day and year first above written.

HACHETTE FILIPACCHI PRESSE                 T.K. MAB INCORPORATED



By:  /S/                                   By: /S/
     Susan Alter                              Larry A. Dear, CEO
     V.P. Marketing

                                    EXHIBIT A


                            Major Duty-Free Operators

                                    DFS (USA)

                              Nuance (Switzerland)

                                  Allders (UK)

                             Weitnauer (Switzerland)

                           Van Brugge House (Honolulu)

                           International Access (Guam)

                         Continental Micronesia (Saipan)

                          STANDARD TERMS AND CONDITIONS
                                       FOR
                         ELLE MAGAZINE LICENSE AGREEMENT
                                      WITH
                              T.K. MAB INCORPORATED

          SECTION A. GRANT OF RIGHTS.

          (1) Sales within the Territory. Licensor hereby grants to Company, during the term of the Contract Period, and any extension thereof, subject to all of the terms and conditions set forth in this Agreement, including these Standard Terms and Conditions, the right and license to use the Licensed Property, within the Territory only, on and in connection with the manufacture, advertising, promotion, distribution and sale of the Licensed Products, and Licensor hereby agrees that except as set forth in Section B of these Standard Terms, Licensor will not grant to anyone other than Company the right to use the Licensed Property on or in connection with the advertisement, promotion, distribution or sale of Licensed Products (as hereinbefore defined) within the Territory during the Contract Period. Licensor further hereby grants to Company the non-exclusive right to have Licensed Products manufactured anywhere outside the Territory, provided that such Licensed Products are distributed and sold only within the Territory subject to all of the terms and conditions set forth in this Agreement.

          (2) Sales Outside the Territory. Company agrees that Company will not sell Licensed Products to any party whom Company believes, or has reasons to believe, will export the Licensed Products for resale outside of the Territory. Without limiting the generality of the foregoing, where Company learns that any of the Licensed Products have been exported out of the Territory, Company shall not in future make any sale to the party to whom Company sold such Licensed Products nor, in the event of a chain of sales of such Licensed Products, to any party within the chain to whom such goods were resold. Furthermore, where Company learns from a source other than Licensor that any party, to whom the Licensed Products have been sold or resold, is involved, directly or indirectly, in the export of the Licensed Products outside the Territory, Company shall immediately communicate to Licensor all information available concerning such party, including its name and address.

          SECTION B. PREMIUM SALES BY LICENSOR/COMPANY.

          (1) "Premium" Defined. For the purposes of this Agreement, a "premium" use of Licensed Products shall mean the sale or supply of Licensed Products to any third party where such Licensed Products are intended to be given away free of charge, sold or distributed as a part of any plan intended to promote the merchandise, services or business of such third party. A "premium" use shall also include the sale or supply of Licensed Products to a third party where such third party intends to package Licensed Products together with other items of merchandise and to sell the combination thereof as a single product (hereinafter sometimes referred to as a "combination sale").

          (2) Premium Uses by Company. If at any time during the Contract Period hereof, Company so wishes to sell or supply Licensed Products for use by any third party as a Premium (whether to be given away free-of-charge, sold at a discount, or used in a combination sale, as aforesaid), or if Company, itself, wishes to make any "premium" use of Licensed Products, Company agrees to so notify Licensor in writing in advance and to disclose to Licensor the nature and terms of such proposed Premium arrangement. Licensor shall have the right to approve or disapprove any such proposed premium arrangement in advance within fifteen (15) days of receipt of Company's notice in its sole and absolute discretion. Failure of Licensor to deliver approval in writing shall constitute disapproval.

          (3) Premium Sales by Licensor. If, at any time during the Contract Period of this agreement, any other licensee of Licensor (or Licensor itself) shall intend or desire to use as "premiums" (as hereinbefore defined) any items of merchandise which incorporate the Licensed Property and which are of the same generic type as Licensed Products, then Licensor agrees to require its licensee to negotiate (or Licensor itself shall negotiate) in good faith with Company the terms and conditions under which Company may be retained to supply such licensee (or Licensor) with Licensed Products to be used as premiums. If Company does not deliver to the licensee concerned (or to Licensor, as the case may be) its commitment to supply such licensee (or Licensor) with sufficient quantities of relevant Licensed Products for use as premiums as aforesaid, whether due to Company's inability to supply such items in the quantities required, of the quality required, on a timely basis, or at prices competitive with other sources of supply, then Company acknowledges that such licensee (or Licensor) shall be authorized to contract with third parties for the manufacture and supply of Products bearing the Licensed Property for use as premiums as aforesaid.

          SECTION C. MARKETING EFFORTS.

          Company agrees that, during the Contract Period, it will use its diligent efforts to actively and aggressively promote the sale of Licensed Products throughout the Territory. Company agrees that it will continue to manufacture, advertise, promote and distribute commercially substantial quantities of Licensed Products continuously throughout the entire duration of the Contract Period. Company understands and agrees that Company may use the Licensed Property only in connection with Licensed Products and only as specifically permitted by the terms hereof.

          SECTION D. APPROVAL PROCEDURES FOR LICENSED PRODUCTS AND ADVERTISING MATERIALS.

          (1) Approval of Licensed Products. Company agrees that Licensor shall have the right to approve or disapprove in advance of sale the quality, style, design, colors, appearance, materials, workmanship, and all other aspects of all Licensed Products and the components thereof, and to approve or disapprove any and all trademarks, trade names, designs and logos used on or in connection with Licensed Products. Company shall not distribute or sell any such Licensed Product which has not been approved by Licensor or which is, at any time, disapproved by Licensor in accordance with the provisions below. Company represents that Licensed Products will be of high quality and superior fit and finish for similarly-priced articles of merchandise.

          (2) Submission of Licensed Products. Before selling or distributing any Licensed Products hereunder, Company shall submit to Licensor, at such address or addresses as Licensor may from time to time designate, for its examination and approval or disapproval, a prototype or production sample thereof together with any related or associated items. Licensor agrees that it will promptly examine and either approve or disapprove such samples, and that Licensor will promptly notify Company of its approval or disapproval. Licensor agrees that it will not unreasonably disapprove any item and, if any is disapproved, that Company will be notified in writing of the specific modifications (to the extent these can be readily identified or expressed) which are required to obtain approval. Company will resubmit disapproved items until approval is obtained.

          (3) Maintenance of Quality. Company shall, from time-to-time, at the request of Licensor, but nor more often than once during each semi-annual period during each Contract Year, submit current production samples of Licensed Produces produced hereunder in order that Licensor may assure itself of the maintenance of quality standards hereunder. Company represents and warrants that all Licensed Products which are advertised, distributed and sold to consumers in accordance with this agreement shall be substantially identical to and of no lesser quality than the sample thereof which was previously submitted to and approved by Licensor in accordance with this section.

          (4) Approval of Advertising Materials. The term "Advertising Materials" shall mean all advertising and promotional materials and all packaging, wrapping and labeling materials for the Licensed Products (including, by way of illustration but not limitation, catalogs, trade advertisements, flyers, sales sheets, labels, package inserts, hangtags and displays) which are produced by or for the Company and which make any use of, or which are proposed to be used in connection with, the Licensed Property. Company agrees that Licensor shall have the right to approve or disapprove in advance the contents, appearance and presentation of any and all Advertising Materials. Company agrees that it will not produce, publish or in any manner use or distribute any such Advertising Materials which have not been previously submitted to and approved by Licensor in accordance with this section.

          (5) Submission of Advertising Materials. Before producing, publishing or distributing any Advertising Materials hereunder, Company shall first submit to Licensor, at such address or addresses as Licensor may from time to time designate, for its examination and approval or disapproval, a sample thereof together with the text, coloring and a copy of any photograph proposed to be used. Licensor agrees that it will promptly examine and either approve or disapprove such sample Advertising Material, and that Licensor will promptly notify Company of its approval or disapproval. Licensor agrees that it will not unreasonably disapprove any sample Advertising Material and, if any is disapproved, that Licensor will notify Company in writing of the specific modifications (to the extent these can be readily identified or expressed) which must be made in order to obtain approval. Company will resubmit disapproved items until approval is obtained.

          (6) Inadequate Quality. Failure by Company to comply with the provisions of this Section D shall constitute a material breach of this Agreement and shall be grounds for termination of this Agreement by Licensor, as provided in Section O.

          (7) Photography. Company acknowledges and agrees that if Company should desire to use in its Advertising Materials any one or more photographs which depict any identifiable individual, it shall be the sole and exclusive responsibility of Company to obtain from such individual whatever copyright approval, license, photographic waiver or release may be required to permit Company to use such photograph in Advertising Materials for Licensed Products. Company further agrees that it shall be the sole and exclusive responsibility of Company to obtain from the photographer or other copyright owner of such photograph whatever copyright approval, license, photographic waiver or release may be required to permit Company to use such photograph in advertising for Licensed Products.

          (8) Advertising/Design Indemnity. Company hereby agrees to protect, defend, indemnify and save harmless Licensor and Licensor's authorized agent, and their related and affiliated entities and their officers, directors, employees, shareholders and representatives, or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any alleged infringement by Company of the patent rights, design rights, trademarks, copyrights, personal or proprietary rights of any third party (any party other than Licensor), provided that Company shall be given prompt notice of any such action or claim, and further provided that Company shall defend any such action or claim with counsel approved in advance by Licensor, which approval will not be unreasonably withheld or delayed.

          SECTION E. NOTICES AND SUBMISSIONS.

          Unless and until Licensor shall notify Company to the contrary, all notices and all submissions of advertising materials and sample Licensed Products to be made or delivered by Company to Licensor hereunder, and a copy of each check, sales report or other notification of payment delivered to Licensor at the address set forth in Section G below, shall be delivered to Licensor's representative, as follows:

                  International Merchandising Corporation
                  420 W. 45th Street
                  New York, NY 10036
                  Attention: Mr. David Mitchell

with a copy of all notices to be sent at the same time to:

                  Hachette Filipacchi Presse
                  c/o Hachette Filipacchi Presse, Inc.
                  1633 Broadway
                  New York, NY 10019
                  Attention: Susan Alter
                  Vice President/Marketing

with a copy thereof to:

                  Hachette Filipacchi Presse
                  c/o Hachette Filipacchi Presse, Inc.
                  1633 Broadway
                  New York, NY 10019
                  Attention:  Catherine Flickinger
                              General Counsel

All materials submitted shall be delivered free of all charges such as, for example, shipping charges and customs duties.


          SECTION F. EARNED ROYALTIES; SALES REPORTS.

          (1) Basis for Computation of Royalties. "Net Wholesale Sales" as that term is used in this agreement shall mean Company's invoiced billing price to its customers or distributors, deducting only the following items (and only if separately stated in the relevant invoice issued by Company): shipping charges, freight, duties, insurance, discounts actually given, sales taxes, value-added taxes, and credits allowed for returned or defective merchandise (but no reserve for returns). All royalties due to Licensor shall accrue upon the sale of the Licensed Products, regardless of the time of collection by the Company. For purposes of this Agreement, the Licensed Product shall be considered "sold" as of the date on which such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first. If any Licensed Products are consigned to a distributor by Company, the Licensed Product shall be considered "sold" by Company as of the date on which such distributor bills, invoices, ships, or receives payment for any of the Licensed Products, whichever first occurs.

          (2) Sales to Related Parties. If Company sells any Licensed Products to any party affiliated with Company, or in any way directly or indirectly related to or under common control with Company, at a price less than the regular price charged to other parties, the royalties payable to Licensor hereunder shall be computed on the basis of the regular price charged to other parties.

          (3) Uncollectable Accounts. There shall be no deduction either from Company's "Net Wholesale Sales" for Licensed Products or from the royalties payable to Licensor hereunder for uncollectable accounts.

          (4) Sales Reports. Company shall submit to Licensor a sales report with respect to all sales of Licensed Products sold during each calendar year quarter, said sales reports to be delivered to Licensor within thirty (30) days following the conclusion of each calendar year quarter. Said sales report shall indicate, for each category of Licensed Products, and for each of Company's primary accounts (Company's top twenty (20) accounts), the number of each item of Licensed Products sold during each month, the gross wholesale sales price of each such Licensed Product, and any deductions allowed in accordance with subparagraph (1) immediately above in arriving at "Net Wholesale Sales" and the total "Net Wholesale Sales" of all such items.

          SECTION G. PAYMENTS.

          Unless and until Licensor advises Company to the contrary, all sales reports and payments hereunder shall be made to Licensor's authorized agent, International Merchandising Corporation. Sales reports and payments to Licensor hereunder shall be made by way of check payable to the order of "International Merchandising Corporation" which shall be mailed to Licensor's authorized agent at the following address:

                         International Merchandising Corporation
                         One Erieview Plaza, Suite 1300
                         Cleveland, Ohio 44114
                         Attention: Treasurer

Past due payments shall bear interest at the rate of (i) one and one-half percent ("1-2") per month, or (ii) the maximum interest rate permissible under law, whichever is less. If in connection with any payment to be made hereunder by Company, Company is obligated to deduct withholding tax at source, Company shall promptly after making such withholding deliver to Licensor at the address set forth above the receipt evidencing payment of such withholding tax.

          SECTION H. BOOKS OF ACCOUNT; AUDITS.

          (1) Books of Account. Company agrees to keep and maintain complete and accurate books of account, records and other documents with respect to sales of Licensed Products achieved by Company during each calendar year. Such books of account, records and other documents shall be available for inspection, audit and copying by Licensor, by its duly authorized agents and representatives, during ordinary business hours during the relevant calendar year and during the two (2) year period following the conclusion of the calendar year during which such sales of Licensed Products were achieved.

          (2) Audits by Licensor. If any audit of Company's books and records reveals that Company has failed properly to account for and pay royalties owing to Licensor hereunder, and the amount of any royalties which the Company has failed properly to account for and pay for any quarterly accounting period exceeds, by three percent (3%) or more, the royalties actually accounted for and paid to Licensor for such period, Company shall, in addition to paying Licensor such past due royalties, reimburse Licensor for its direct out-of-pocket expenses incurred in conducting such audit, together with interest on the overdue royalty amount at the rate of (i) one and one-half percent (1-2%) per month, or (ii) the maximum interest rate permissible under law, whichever is less.

          SECTION I. TRADEMARKS.

          (1) Definition of "Trademarks". For all purposes of this Agreement, the "Trademarks" shall mean and include all trademark rights, including common law rights, and all trademark applications and registrations, filed or obtained by Licensor for the ELLE name and identification.

          (2) Goodwill in Licensed Property. All trademark uses of the Licensed Property by Company shall inure to the benefit of Licensor, which shall own all Trademarks and trademark rights created by such uses. Company hereby assigns and transfers to Licensor all Trademarks and trademark rights created by such uses of the Licensed Property, together with the goodwill of the business in connection with which such Trademarks are used. Company shall not take any action which would be detrimental to the goodwill developed by Licensor in the Licensed Property.

          (3) Trademark Registrations. Licensor shall have the right, but not the obligation, to file in the appropriate offices of countries of the Territory, at its own expense, trademark or design applications relating to the use or proposed use by Company of any of the Trademarks in connection with the Licensed Products, such filings to be made in the name of Licensor or in the name of any third party selected by Licensor.

          (4) Trademark Notices. Company agrees to affix or to cause its authorized manufacturing sources to affix to the Licensed Products and to the Advertising Materials such trademark and design notices (that is, 7 or J, as the case may be) as may be designated by Licensor. Company agrees to affix or to cause other authorized manufacturing sources to affix to the Licensed Products or the containers the legend "Manufactured under license from Hachette Filipacchi Presse" together with the name and address of Company. (In Canada, the foregoing notice shall read "Manufactured under License from France Canada Editions et Publications.")

          SECTION J. INFRINGEMENTS.

          (1) Notice of Infringement. Company agrees to notify Licensor in writing of any articles similar to the Licensed Products which are advertised, promoted or sold by any third party in the Territory which in Company's opinion may constitute an infringement of the Licensed Property or a passing off of the rights to the Licensed Property herein granted to Company.

          (2) Legal Action Against Infringements. Licensor shall control absolutely all infringement litigation as well as the settlement of all claims involving the Licensed Property. If Licensor elects to institute legal action in accordance with the foregoing, then Licensor shall do so through counsel of its own selection, at its own cost and expense. Company shall have the right at its election to join in such action through counsel of its own selection, at its own cost and expense.

          (3) Cooperation by Company. If, in accordance with the foregoing, Company joins with Licensor in such action, Company acknowledges that it shall in no event have the right, without the prior written consent of Licensor, to acknowledge the validity of any claim of any infringer, to seek or obtain a license from any infringer, or to take any other action relating in any way to the Licensed Property which may in any way derogate from the rights of Licensor or which might impair the ability of Licensor to contest such claim if it so elects.

          SECTION K. LIABILITY INSURANCE.

          (1) Company hereby represents and warrants to Licensor that Company has the full power to enter into this Agreement; that Licensor will not be obligated to make any payments to or on behalf of any third party in connection with the manufacture, advertising, promotion, distribution or sale of Licensed Products by Company pursuant to this Agreement; and that the Licensed Products shall be manufactured, distributed and sold in compliance with any statutory or regulatory laws, orders or regulations applicable thereto in the jurisdiction in which such items are manufactured, distributed and sold.

          (2) Company agrees to protect, defend, indemnify and save harmless Licensor and Licensor's authorized agent, and their parents, subsidiaries and affiliates and their officers, directors, employees, shareholders and representatives, or any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys' fees, arising out of, or in any way connected with, any claim or action for personal injury, death or other cause of action involving alleged defects in Licensed Products, including any packaging and/or advertising therefor, and any alleged breach by Company of any statutory obligation, and any default by Company of its representations and warranties set forth in subparagraph (1) immediately above, provided that Company shall be given prompt notice of any such action or claim which is brought to Licensor's attention, and further provided that Company shall defend any such action or claim with counsel approved in advance by Licensor, which approval will not be unreasonably withheld or delayed.

          (3) Company agrees to acquire and maintain, throughout the entire Contract Period hereof, and for the two (2) year period next following the last day of the Contract Period, at Company's sole cost and expense, comprehensive general liability insurance (including product, personal injury, advertising and contractual liabilities) on an occurrences basis, for claims arising under the circumstances described in subsection (2) immediately above, with limits of no less than the "Insured Coverage" (as defined in Article IX hereinabove) and within ten (10) days following the execution of this Agreement, Company shall submit to Licensor a fully-paid policy or certificate of insurance naming Licensor, and Licensor's authorized agent, and their constituent entities and their officers, directors, employees, shareholders and representatives, or any of them, as additional insured parties, and requiring that the insurers shall not terminate or materially modify such policy without written notice to Licensor at least thirty (30) days in advance thereof.

          SECTION L. DISTRIBUTORS/SUBCONTRACTORS.

          Company shall not have the right to sublicense any of the rights granted to it under this Agreement, but Company shall have the right to make arrangements for subcontracting the manufacture, finishing, packaging and storing of Licensed Products, and to appoint distributors for the Licensed Products within the Territory, provided that Company shall ensure that no such subcontractor or distributor shall take any action contrary to or inconsistent with the terms and conditions set forth in this Agreement, and further provided that no company name, trade name or brand name other than Company's may be used on or in connection with Licensed Products.

          SECTION M. USE OF LICENSED PROPERTY AFTER TERMINATION.

          (1) From and after the expiration or other termination of the Contract Period, and except as provided in Section N below, all of the rights of Company to the use of the Licensed Property shall cease absolutely, and Company shall not thereafter manufacture, distribute or sell any item whatsoever with the use of the Licensed Property or use the Licensed Property in any way whatsoever.

          (2) Company acknowledges that the failure by Company to discontinue the manufacture, sale or distribution of Licensed Products or any class or category thereof at the termination or expiration of the Contract Period of this Agreement will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee of Licensor. Company acknowledges and admits that there is no adequate remedy at law for such failure to cease manufacture, sale or distribution, and Company agrees that, in the event of such failure, Licensor shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

          SECTION N. INVENTORY OF LICENSED PRODUCTS ON TERMINATION.

          Any Licensed Products that may have been manufactured by or for Company prior to the expiration or other termination of the Contract Period, or which were in the process of manufacture by Company, or were required to fill purchase orders from customers accepted by Company prior to the date of termination, may be sold by Company during a six (6) month sell-off period immediately following the date of termination, provided that:

                           (a) Company is not in default of any material
                  term or condition of this Agreement;

                           (b) the quantity of such Licensed Products in
                  inventory at the time of such termination is not in excess of a reasonable quantity taking into account Company's sales requirements for Licensed Products;

                           (c) Company shall furnish to Licensor within thirty
                  (30) days after the effective date of expiration or termination of the Contract Period a written statement of the number and description of such Licensed Products in inventory and in the process of manufacture and Licensed Products ordered as of the effective date of termination, provided, however, that Licensor, at its own expense, may conduct a physical inventory in order to ascertain or verify such inventory and/or statement, and in the event that Company refuses to permit Licensor to conduct such physical inventory, then Company shall forfeit its rights hereunder to dispose of such inventory;

                           (d) Company shall continue to pay to Licensor with
                  respect to such sales earned royalties at the rate specified above;

                           (e) Company shall during the sell-off period continue
                  to make payments to Licensor and render sales reports to Licensor on a calendar year quarterly basis;

                           (f) Company shall, within thirty (30) days after the
                  end of said sell-off period, deliver to Licensor a final accounting with respect to sales of Licensed Products during the sell-off period and, at the same time, shall pay to Licensor any earned royalty amounts due but not theretofore paid; and

                           (g) any items of Licensed Products which remain in
                  Company's inventory as of the last day of the said sell-off period shall be destroyed or, at the election of Licensor, shall be delivered to Licensor in return for payment to Company for such items calculated at Company's cost-of-goods-sold for such items.

          SECTION O. TERMINATION FOR DEFAULT.

          (1) Non-Payment. If either party at any time during the period of this Agreement shall fail to make any payment of any sum of money or render any accounting herein specified to be made or rendered, then the non-defaulting party may terminate this Agreement if such payment is not made or such accounting is not rendered within ten (10) days after the aggrieved party shall have delivered to the other party written notice of such failure to make payment or to render an account.

          (2) Non-Performance. If either party at any time during the period of this Agreement shall fail to observe or perform any of the covenants, agreements or obligations of such party hereunder (other than the payment of money or rendering of an account), then the non-defaulting party may terminate this Agreement if such default is not cured within fifteen (15) days after the aggrieved party shall have delivered to the other party written notice specifying in reasonable detail the nature of such default.

          (3) No Waiver. Failure to terminate this Agreement pursuant to this section shall not constitute a waiver of any rights or remedies the non-defaulting party would have been entitled to demand in the absence of this section, whether by way of damages, termination or otherwise. Termination of this Agreement pursuant to this section, for whatever reason, shall not constitute a waiver of any other rights or remedies to which either party is entitled at law, in equity or otherwise. In the event of termination of this Agreement pursuant to the provisions of this Section O, all amounts payable by Company to Licensor, including earned royalties on sales of Licensed Products theretofore achieved, shall immediately be due and payable.

          (4) Immediate Termination. Notwithstanding the provisions of subparagraph (2) immediately above, Company hereby agrees that Licensor shall have the immediate right to terminate the Contact Period of this Agreement, upon written notice to Company, immediately (and without any obligation on the part of Licensor to provide Company with a period for cure of such default) in the event that Company should:

                                            (a) Make, sell, offer for sale, use
                           or distribute any Licensed Products or Advertising Materials after receiving written notice from Licensor denying or withdrawing approval of same;

                                            (b) Fail, after receipt of written
                           notice from Licensor, immediately to discontinue the distribution or sale of Licensed Products or the use of any Advertising Material that does not contain the appropriate legal legend;

                                            (c) Be subject to any voluntary or
                           involuntary order of any government agency involving the recall of any of the Licensed Products because of safety, health or other hazards or risks to the public;

                                            (d) Breach any of the provisions of
                           this Agreement relating to the unauthorized assertion of rights in the Trademark;

                                            (e) Breach any provision of the
                           Agreement prohibiting Company from directly or indirectly assigning, transferring, sublicensing or otherwise encumbering this Agreement or any of its rights or obligations hereunder.

          SECTION P. MISCELLANEOUS PROVISIONS.

          (1) Reservation of Rights. All rights in and to the Licensed Property are retained by Licensor for its own use, except for the specific rights which are granted to Company under this Agreement.

          (2) Restriction on Assignments. This Agreement shall bind and inure to the benefit of Licensor, and its successors and assigns. The rights granted Company hereunder shall be personal to it and shall not, without the prior written consent of Licensor, or by operation of law, be sublicensed or transferred to or assigned to any other party. If Company desires to assign this Agreement or any rights hereunder, Company shall give written notification thereof to Licensor, and Licensor shall have the right to approve or disapprove any such proposed assignment in Licensor's sole and exclusive discretion.

          (3) Merger; Sale of Business. In the event of the merger or consolidation of Company with any other entity which is not a subsidiary nor a company related to or affiliated with Company as of the date of the execution of this Agreement, or in the event Company shall intend to sell, assign or otherwise dispose of its business related to Licensed Products, Company shall so notify Licensor no later than thirty (30) days prior to the event, and Licensor shall have the right to approve or disapprove such transaction by written notice to Company within fourteen (14) days after receiving written notice of such proposed merger, consolidation, sale, assignment or transfer. If Licensor disapproves of the transaction, Licensor may terminate this Agreement immediately.

          (4) Bankruptcy. If Company shall become bankrupt or insolvent, if Company makes an assignment for the benefit of creditors, or if Company's business shall be placed in the hands of a receiver or trustee, whether by voluntary act of Company or otherwise, the Contract Period shall, at the option of Licensor, immediately terminate.

          (5) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without giving effect to conflict of laws. The parties hereby irrevocably consent to submit to the jurisdiction of all state and federal courts within New York City for the resolution of any disputes between them.

          (6) Waiver. The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each made any time demand strict and complete performance by the other of said terms, covenants and conditions.

          (7) No Joint Venture. This Agreement does not constitute and shall not be construed as constituting a partnership or join venture between Licensor and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever.

          (8) Entire Understanding. This Agreement comprises the entire understanding of the parties with respect to the subject matter herein contained. Any and all prior agreement between the parties and all oral representations or agreements by any agent or representative of either party shall be null and void.